Exhibit 10.49
SUPPLEMENT TO RESTRICTED STOCK UNIT GRANT AGREEMENT
Under Armour, Inc.
Amendment to Restricted Stock Unit Grant Agreements
Effective Date: January 14, 2026
The Grantee and Under Armour, Inc. (the “Company”) have previously entered into certain Time Based Restricted Stock Unit Grant Agreements regarding the grant of Restricted Stock Units (the “RSU Awards”) and that certain Performance Based Restricted Stock Unit Grant Agreement regarding the grant of Restricted Stock Units subject to performance conditions (the “PSU Award”) under the terms of the Company’s Fourth Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”). In accordance with Section 3.1 of the Plan, the Committee has determined to amend the terms of the award agreements related to the RSU Awards granted to Yassine Saidi (the “Grantee”) in 2024 and 2025 (each award agreement to be amended, an “RSU Award Agreement”) and the award agreement related to the PSU Award granted to the Grantee in 2024 (the “PSU Award Agreement”), to provide for certain additional vesting features for the benefit of the Grantee. Each RSU Award Agreement and the PSU Award Agreement is therefore amended as follows:
A.Section 5(a) of each RSU Award Agreement is hereby amended to add the following at the end of the current Section 5(a):
Notwithstanding the foregoing, the Restricted Stock Units shall continue to vest on the dates set forth above for so long as the Grantee remains continuously engaged by the Company as a Service Provider through each such applicable vesting date and the termination of Grantee’s employment in connection with the engagement of such Grantee as a Service Provider shall not result in any unvested Restricted Stock Units being forfeited. For the avoidance of doubt, except as provided in Section 5(b) or Section 6, all unvested Restricted Stock Units will be automatically forfeited if the Grantee ceases to be a Service Provider for any reason prior to the applicable vesting date.
B.Section 6(a) of the PSU Award Agreement is hereby amended to add the following at the end of the current Section 6(a):
Notwithstanding the foregoing, the Earned RSUs shall continue to vest on the dates set forth above for so long as the Grantee remains continuously engaged by the Company as a Service Provider through each such applicable vesting date and the termination of Grantee’s employment in connection with the engagement of such Grantee as a Service Provider shall not result in any unvested Restricted Stock Units being forfeited. For the avoidance of doubt, except as provided in Section 6(b) or Section 7, all unvested Earned RSUs will be automatically forfeited if the Grantee ceases to be a Service Provider for any reason prior to the applicable vesting date.
C.All other terms of the RSU Award Agreements and the PSU Award Agreement remain unchanged.
D.Unless otherwise indicated herein, all capitalized terms used in this supplement shall have the same meanings given to such terms in the Plan and the respective RSU Award Agreement or PSU Award Agreement.
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